Exhibit 99.1

Liberty Global Schedules Investor Call for Second Quarter Results

Denver, Colorado - July 28, 2016:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its second quarter 2016 results on Thursday, August 4, 2016. You are invited to participate in Liberty Global’s Investor Call, which will begin at 9:00 a.m. (Eastern Time) on Friday, August 5, 2016. At that time, management will discuss the Company’s results and business, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

Domestic	888.820.9421
International	+1 913.312.1522

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our customers who subscribe to over 59 million1 television, broadband internet and telephony services. We also serve over ten million1 mobile subscribers and offer WiFi service across six million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a submarine fiber network throughout the region in over 30 markets.

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1 Subscriber statistics for Liberty Global (including the LiLAC Group) and CWC are as of March 31, 2016, and are based on each entity's subscriber counting policies. CWC’s subscriber counting policies may differ from those of Liberty Global. Accordingly, the combined subscriber statistics are not necessarily indicative of the actual number of subscribers to be reported by the combined operations once CWC conforms to Liberty Global's subscriber counting policies.

For more information, please visit www.libertyglobal.com or follow us on twitter, LinkedIn, Facebook and Instagram. For contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Aimee Baxter	+1 646 561 3512
John Rea	+1 303 220 4238

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